As filed with the Securities and Exchange Commission on April 12, 2013

Registration No. 333-156662

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT NO. 333-156662

Under

The Securities Act of 1933

Citizens Republic Bancorp, Inc.

(Exact Name of Registrant as Specified in its Charter)

Michigan	38-2378932
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

328 South Saginaw Street

Flint, Michigan 48502

(810) 766-7500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas W. Gallagher, Esq.

General Counsel and Secretary

Citizens Republic Bancorp, Inc.

328 South Saginaw Street

Flint, Michigan 48502

(810) 766-7500

(Name, address and telephone number of agent for service)

Copy to:

Carlton E. Langer, Esq.

Senior Vice President, Chief Legal Officer and Secretary

FirstMerit Corporation

III Cascade Plaza

Akron, Ohio 44308

(330) 996-6300

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

This Post-Effective Amendment relates to Registration Statement No. 333-156662 on Form S-3 (the “Registration Statement”) filed by Citizens Republic Bancorp, Inc. (the “Company”) with the Securities and Exchange Commission on January 9, 2009, which registered 300,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, no par value per share, a warrant to purchase 17,578,125 shares of the Company’s common stock, no par value per share (“Common Stock”), and 17,578,125 shares of Common Stock.

On April 12, 2013, pursuant to an Agreement and Plan of Merger dated as of September 12, 2012, by and between the Company and FirstMerit Corporation (“FirstMerit”), the Company merged with and into FirstMerit (the “Merger”). In connection with the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statement. Accordingly, pursuant to the undertakings contained in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities being registered that remain unsold at the termination of the offering, the Company is filing this post-effective amendment to the Registration Statement to deregister all of such securities of the Company registered but unsold as of the effective time of the Merger under the Registration Statement, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Citizens Republic Bancorp, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Flint, state of Michigan, on this 12th day of April, 2013.

CITIZENS REPUBLIC BANCORP, INC.

By:	/s/ Thomas W. Gallagher
Thomas W. Gallagher
General Counsel and Secretary